                                                                               .
                                                                               .
                                                                               .

                                                FILED PURSUANT TO RULE 424(B)(2)
                                                     REGISTRATION NO. 333-132747

           (UBS LOGO)               SUBJECT TO COMPLETION: PROSPECTUS SUPPLEMENT
                                    (TO PROSPECTUS DATED MARCH 27, 2006)
                                    PRELIMINARY PROSPECTUS SUPPLEMENT DATED SEPTEMBER 24, 2007

100% Principal Protection Notes

UBS AG $ -- NOTES LINKED TO A CURRENCY AND GOLD BASKET DUE ON OR ABOUT SEPTEMBER 28, 2009

           Issuer:                   UBS AG
           Maturity Date:            We currently expect the Notes will mature on or about
                                     September 28, 2009 (investment term of two years)
           Initial Minimum
           Investment:               $1,000 (equal to 100 $10.00 Notes), and denominations of
                                     $10.00 thereafter.
           Coupon:                   We will not pay you interest during the term of the Notes.
           Basket:                   The basket (the "Basket") will be composed of five spot
                                     rates (the "Basket Rates"). We expect the Basket Rates to be determined on or about September 26, 2007 at approximately
                                     4:00 p.m. New York time (the "trade date"). The Basket
                                     Rates, their weightings in the Basket and the value of each
                                     Basket Rate are as follows:

                                                                         SPOT RATE ON
BASKET RATES                                    WEIGHT                  THE TRADE DATE
--------------------------------------------------------------------------------------
XAU/USD spot rate.............................  20.00%                       --
USD/MYR spot rate.............................  20.00%                       --
USD/IDR spot rate.............................  20.00%                       --
USD/INR spot rate.............................  20.00%                       --
USD/PHP spot rate.............................  20.00%                       --

                                     The XAU/USD spot rate expresses the amount in U.S. dollars that can be exchanged for one troy ounce of 0.995 gold; as of September  -- , 2007, at 3:30 p.m., the XAU/USD spot rate was  -- .
                                     The USD/MYR spot rate expresses the amount in Malaysian
                                     ringgits that can be exchanged for one U.S. dollar; as of
                                     September  -- , 2007, at 3:30 p.m., the USD/MYR spot rate
                                     was  -- .
                                     The USD/IDR spot rate expresses the amount in Indonesian
                                     rupiahs that can be exchanged for one U.S. dollar; as of
                                     September  -- , 2007, at 3:30 p.m., the USD/IDR spot rate
                                     was  -- .
                                     The USD/INR spot rate expresses the amount in Indian rupees that can be exchanged for one U.S. dollar; as of September
                                      -- , 2007, at 3:30 p.m., the USD/INR spot rate was  -- .
                                     The USD/PHP spot rate expresses the amount in Philippine
                                     pesos that can be exchanged for one U.S. dollar; as of
                                     September  -- , 2007, at 3:30 p.m., the USD/PHP spot rate
                                     was  -- .



           Participation Rate:       Between 132% to 142% (to be determined on the trade date)



           Payment at Maturity:      You will receive a payment at maturity that is based on the
                                     Basket Ending Level relative to the Basket Starting Level:
                                     -  If the Basket Return (as defined below) is positive, you will receive 100% of your principal amount plus an amount
                                        based on the Basket Return multiplied by the
                                        Participation Rate, calculated as follows:
                                      $10 + [$10 X Participation Rate X Basket Return] per Note.
                                        This occurs, if, over the term of the Notes, the
                                        underlying currencies and gold have appreciated in the
                                        aggregate against the U.S. dollar.
                                     -  If the Basket Return is zero or negative, you will
                                        receive 100% of your principal amount.
                                     THE BASKET RETURN REFLECTS THE CHANGE IN THE VALUE OF THE
                                     BASKET OVER THE TERM OF THE NOTES. YOU WILL RECEIVE A
                                     PAYMENT AT MATURITY IN EXCESS OF THE PRINCIPAL AMOUNT OF
                                     YOUR NOTES ONLY IF THE BASKET RETURN IS POSITIVE AS OF
                                     SEPTEMBER 24, 2009 (THE "FINAL VALUATION DATE").
                                     For a description of how your payment at maturity will be
                                     calculated, see "How will your payment at maturity be
                                     calculated?" on page S-5 and "Specific Terms of the
                                     Notes--Payment at Maturity" on page S-21.
           Basket Return:            Basket Ending Level - Basket Starting Level
                                     --------------------------------------
                                              Basket Starting Level
           Basket Starting Level:    100
           Basket Ending Level:      The Basket Ending Level will be calculated as follows:
                                     100 X (1 + (0.20 X XAU Spot Rate Return) + (0.20 X MYR Spot
                                     Rate Return) + (0.20 X IDR Spot Rate Return) + (0.20 X INR
                                     Spot Rate Return) + (0.20 X PHP Spot Rate Return))
           Booking Branch:           UBS AG, Jersey Branch
           Calculation Agent:        UBS Securities LLC
           CUSIP Number:             902623404
           ISIN Number:              US9026234040

SEE "RISK FACTORS" BEGINNING ON PAGE S-9 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.
To help investors identify appropriate structured investment products ("Structured Products"), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The securities offered hereby are classified by UBS as a Protection Strategy for this purpose. For a more detailed description of each of the four categories, please see "Structured Product Categorization" on S-4.
This offering is registered with the Securities and Exchange Commission. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                                          Price to      Underwriting      Proceeds to
                                           Public         Discount          UBS AG
           Per Note.................       $10.00          $0.20             $9.80
           Total....................        $ --           $ --              $ --


           Per Note.................
           Total....................

UBS FINANCIAL SERVICES INC.                           UBS INVESTMENT BANK
Prospectus Supplement dated September  -- , 2007

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of terms of the Notes, as well as a discussion of factors you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE PRINCIPAL-PROTECTED SECURITIES?

The 100% Principal Protection Notes (the "Notes") are medium-term notes issued by UBS whose return is linked to a basket (the "Basket"), offering 100% principal protection and an additional amount (to be determined on the trade date) of your principal amount based on an amount of between 132% to 142% (the "Participation Rate") for every 1% that the Basket Return exceeds 0% between September 26, 2007 (the trade date) and September 24, 2009 (the final valuation date) (the "term of the Notes"). The return on the Notes is linked to the performance of the Basket, which in turn is based on the performance of five spot rates (the "Basket Rates"). We expect the Basket Rates to be determined on September 26, 2007 at approximately 4:00 p.m. New York time. The Basket Rates and their relative weightings are set forth below:

                                                                    SPOT RATE ON
BASKET RATES                               WEIGHT                  THE TRADE DATE
----------------------------------------------------------------------------------
XAU/USD spot rate........................  20.00%                     --
USD/MYR spot rate........................  20.00%                     --
USD/IDR spot rate........................  20.00%                     --
USD/INR spot rate........................  20.00%                     --
USD/PHP spot rate........................  20.00%                     --

The XAU/USD spot rate expresses the amount in U.S. dollars that can be exchanged for one troy ounce of 0.995 gold. The USD/MYR spot rate expresses the amount in Malaysian ringgits that can be exchanged for one U.S. dollar. The USD/IDR spot rate expresses the amount in Indonesian rupiahs that can be exchanged for one U.S. dollar. The USD/INR spot rate expresses the amount in Indian rupees that can be exchanged for one U.S. dollar. The USD/PHP spot rate expresses the amount in Philippine pesos that can be exchanged for one U.S. dollar. The initial values of the XAU/USD spot rate, the USD/MYR spot rate, the USD/IDR spot rate, the USD/INR spot rate and the USD/PHP spot rate (the "Initial XAU/USD Spot Rate", the "Initial USD/MYR Spot Rate", the "Initial USD/IDR Spot Rate", the "Initial USD/INR Spot Rate" and the "Initial USD/PHP Spot Rate", respectively) will be determined by the calculation agent on the trade date and will equal the XAU/USD spot rate, the USD/ MYR spot rate, the USD/IDR spot rate, the USD/INR spot rate and the USD/PHP spot rate, respectively, on such date in the interbank spot market as observed through trades through the Electronic Broking System, Reuters Dealing 3000 and various voice brokers.

You will receive a payment at maturity that is based on the Basket Return, which measures the change in the value of the Basket over the term of the Notes, as described below:

- If the Basket Return (as defined below) is positive, you will receive 100% of you principal amount plus an amount based on the Basket Return multiplied by the Participation Rate, calculated as follows:
   $10 + [$10 X Participation Rate X Basket Return] per Note

- If the Basket Return is zero or negative, you will receive 100% of your principal amount.

The Basket Starting Level is 100 and the Basket Ending Level will be calculated as follows:
100 x (1 + (0.20 x XAU Spot Rate Return) + (0.20 x MYR Spot Rate Return) + (0.20 x IDR Spot Rate Return) + (0.20 x INR Spot Rate Return) + (0.20 x PHP Spot Rate Return))

The return on each Basket Rate will be based on the appreciation or depreciation in the value of such Basket Rate over the term of the Notes. For further information concerning the calculation of the return of each Basket Rate and of the payment at maturity, see "How will your payment at maturity be calculated?" on page S-5 and "Specific Terms of the Notes--Payment at Maturity" beginning on page S-19.

The "Basket Return" measures the change in the values of the Basket Rates over the term of the Notes and is expressed as follows:

                 Basket Ending Level - Basket Starting Level
Basket Return =  -------------------------------------------
                            Basket Starting Level

We will not pay you interest during the term of the Notes.

For a description of how your payment at maturity will be calculated, see "How will your payment at maturity be calculated?" on page S-5 and "Specific Terms of the Notes--Payment at Maturity" on page S-21.

SELECTED PURCHASE CONSIDERATIONS

- GROWTH POTENTIAL--The Notes, if held to maturity, provide the opportunity to participate in possible increases in the value of the Basket as expressed by changes in the Basket Rates. You will receive an additional amount (to be determined on the trade date) of your principal amount based on the Participation Rate for every 1% that the Basket Return exceeds 0%. If you sell the Notes prior to maturity, you will be exposed to fluctuations in the values of the Basket Rates without the benefit of principal protection.

- PRINCIPAL PROTECTION--At maturity, you will receive at least 100% of your principal amount, or $10 per $10 principal amount of the Notes, even if the Basket Return is zero or negative.

- U.S. DOLLAR DENOMINATED--The Notes trade and are settled in the U.S. market in U.S. dollars.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the "Risk Factors" section of this prospectus supplement beginning on page S-9 and the "Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency" section of the accompanying prospectus beginning on page 61.

- NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the Notes.

- THE AMOUNT YOU RECEIVE AT MATURITY MAY RESULT IN A YIELD THAT IS LESS THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY--The amount you receive at maturity may result in a yield that is less than the return you could earn on other investments. For example, your yield may be lower than the yield you would earn if you bought a standard United States dollar-denominated senior non-callable debt security of UBS with the same stated maturity date.

- PRINCIPAL PROTECTION ONLY IF YOU HOLD THE NOTES TO MATURITY--If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a discount, and you will not have the benefit of principal protection from any decline in the value of the Basket as expressed by changes in the Basket Rates. You should be willing to hold your Notes to maturity.

- THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--We do not intend to list the Notes on any stock exchange, and there can be no assurances that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

- You believe that the values of the Basket Rates will increase relative to the U.S. dollar over the term of the Notes.

- You seek an investment that offers principal protection when the Notes are held to maturity.

-  You are willing to hold the Notes to maturity.

-  You seek an investment with a return linked to the Basket Rates.

-  You do not seek current income from this investment.

- You are willing to invest in the Notes based on the range indicated for the Participation Rate (the actual Participation Rate will be determined on the trade date).

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

- You do not seek exposure to Gold and the Malaysian ringgit, the Indonesian rupiah, the Indian rupee and the Philippine peso currencies.

-  You believe that Basket Rates will decrease over the term of the Notes.

-  You seek current income from your investment.

- You prefer the lower risk, and therefore accept the potentially lower returns, of non-structured fixed income investments with comparable maturities and credit ratings.

-  You seek an investment for which there will be an active secondary market.

-  You are unable or unwilling to hold the Notes until maturity.

WHAT ARE THE MALAYSIAN RINGGIT, INDONESIAN RUPIAH, INDIAN RUPEE AND PHILIPPINE PESO?

The Malaysian ringgit is the official currency of Malaysia. The Indonesian rupiah is the official currency of Indonesia. The Indian rupee is the official currency of India. The Philippine peso is the official currency of the Philippines. We have obtained information in this prospectus supplement relating to the Malaysian ringgit, Indonesian rupiah, Indian rupee and Philippine peso from public sources without independent verification.

WHAT DOES THE BASKET RETURN REFLECT?

The Basket is composed of the Basket Rates, each of which is given substantially equal weight in determining the value of the Basket. The Basket Return reflects the change in the value of the Basket Rates over the term of the Notes. In order to calculate the Basket Ending Level, the calculation agent on the final valuation date will determine the difference between the final spot rate and the initial spot rate for each of the Basket Rates, aggregating the currency return for each of the Basket Rates (whether positive or negative) to obtain the Basket Ending Level as described in greater detail below. See "How will your payment at maturity be calculated?" on page S-5.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes will be treated as a single debt instrument subject to special rules governing contingent debt instruments for United States federal income tax purposes. Under these rules, you will generally be required to pay taxes on ordinary income from the Notes over their term based upon a comparable yield of the Notes, even though you will not receive any payments from us until maturity. Your cost basis in your Notes will be increased by the amount you are required to include in income. We have determined that the comparable yield is equal to -- % per annum, compounded semiannually. This comparable yield is neither a prediction nor a guarantee of what the actual payment at maturity will be, or that the actual payment at maturity will even exceed the principal amount of your Notes.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including tax consequences applicable to non-United States persons and persons who purchase the Notes in the secondary market, please see the discussion under "Supplemental U.S. Tax Considerations" beginning on page S-32.

STRUCTURED PRODUCT CATEGORIZATION

To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the securities offered hereby, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies, and Leverage Strategies. The description below is intended to describe generally the four categories of Structured Products and the types of protection which may be offered on those products, but should not be relied upon as a description of any particular Structured Product.

- Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.

- Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.

- Performance Strategies are structured to be strategic alternative to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection, or contingent protection.

- Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

"Partial protection," if applicable provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. "Contingent protection," if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price of the asset does decline below the specified threshold, all principal protection is lost.

Classification of Structured Products into categories is not intended to guarantee particular results or performance.

HOW WILL YOUR PAYMENT AT MATURITY BE CALCULATED?

Your payment at maturity will depend on the Basket Ending Level relative to the Basket Starting Level.

- If the Basket Ending Level is less than or equal to the Basket Starting Level of 100, you will receive $10 for each $10 principal amount of your Notes. Even if the Basket Ending Level is substantially less than the Basket Starting Level, you will receive this amount at maturity.

- If the Basket Ending Level is more than the Basket Starting Level, the following steps are necessary to calculate your payment at maturity:

STEP 1:  CALCULATE THE SPOT RATE RETURN FOR EACH OF THE BASKET RATES.

          The XAU Spot Rate Return is the difference between the XAU/USD spot rate on the final valuation date (the "Final XAU/USD Spot Rate") relative to the Initial XAU/USD Spot Rate, expressed as a percentage calculated as follows:

                                            Final XAU/USD Spot Rate - Initial XAU/USD Spot Rate
                 XAU Spot Rate Return  =    ---------------------------------------------------
                                                         Initial XAU/USD Spot Rate

          A decrease in the value of the Gold relative to the U.S. dollar is expressed as a decrease in the XAU/USD spot rate.

          The MYR Spot Rate Return is the difference between the USD/MYR spot rate on the final valuation date (the "Final USD/MYR Spot Rate") relative to the Initial USD/MYR Spot Rate, expressed as a percentage calculated as follows:

                                            Initial USD/MYR Spot Rate - Final USD/MYR Spot Rate
                 MYR Spot Rate Return  =    ----------------------------------------------------
                                                          Final USD/MYR Spot Rate

          An increase in the value of the Malaysian ringget relative to the U.S. dollar is expressed as a decrease in the USD/MYR spot rate.

          The IDR Spot Rate Return is the difference between the USD/IDR spot rate on the final valuation date (the "Final USD/IDR Spot Rate") relative to the Initial USD/IDR Spot Rate, expressed as a percentage calculated as follows:

                                            Initial USD/IDR Spot Rate - Final USD/IDR Spot Rate
                 IDR Spot Rate Return  =    ----------------------------------------------------
                                                          Final USD/IDR Spot Rate

          An increase in the value of the Indonesian rupiah relative to the U.S. dollar is expressed as a decrease in the USD/IDR spot rate.

          The INR Spot Rate Return is the difference between the USD/INR spot rate on the final valuation date (the "Final USD/INR Spot Rate") relative to the Initial USD/INR Spot Rate, expressed as a percentage calculated as follows:

                                            Initial USD/INR Spot Rate - Final USD/INR Spot Rate
                 INR Spot Rate Return  =    ----------------------------------------------------
                                                          Final USD/INR Spot Rate

          An increase in the value of the Indian rupee relative to the U.S. dollar is expressed as a decrease in the USD/INR spot rate.

          The PHP Spot Rate Return is the difference between the USD/PHP spot rate on the final valuation date (the "Final USD/PHP Spot Rate") relative to the Initial USD/PHP Spot Rate, expressed as a percentage calculated as follows:

                                            Initial USD/PHP Spot Rate - Final USD/PHP Spot Rate
                 PHP Spot Rate Return  =    ----------------------------------------------------
                                                          Final USD/PHP Spot Rate

          An increase in the value of the Philippine peso relative to the U.S. dollar is expressed as a decrease in the USD/PHP spot rate.

STEP 2:  CALCULATE THE BASKET ENDING LEVEL.

          The Basket Ending Level will be calculated as follows:

          100 X (1 + (0.20 X XAU Spot Rate Return) + (0.20 X MYR Spot Rate Return) +
        (0.20 X IDR Spot Rate Return) + (0.20 X INR Spot Rate Return) + (0.20 X PHP Spot Rate Return))

STEP 3:  CALCULATE THE BASKET RETURN

                                       Basket Ending Level - Basket Starting Level
                 Basket Return  =    -----------------------------------------------
                                                  Basket Starting Level

STEP 4:  CALCULATE THE ADJUSTED PAYOUT PERCENTAGE

          Adjusted Payout Percentage = 100% + (Participation Rate (to be determined on the trade date) X Basket Return)

STEP 5:  CALCULATE THE PAYMENT AT MATURITY.

          Payment at maturity = Adjusted Payout Percentage X principal amount of your Notes

HOW DO THE NOTES PERFORM AT MATURITY?

HYPOTHETICAL EXAMPLES

ASSUMPTIONS:

Initial Investment Level:                                    $1,000
Basket Starting Level:                                          100
Participation Rate:                                             137%
Principal Protection:                                           100%
Investment Term:                                          Two years

BREAKEVEN OUTCOME:

EXAMPLE 1--THE BASKET ENDING LEVEL IS 90 ON THE FINAL VALUATION DATE, BELOW THE BASKET STARTING LEVEL OF 100

If the Basket Ending Level is less than the Basket Starting Level of 100, 100% of your investment is protected.

Your total payment at maturity would therefore be $1,000.00, which includes:

-  Principal Amount                                         $1,000.00
-  Minimum Payout (100% of principal amount)                    X100%
                                                            ---------
                              PAYMENT AT MATURITY:          $1,000.00    (100% of $1,000, the minimum
                                                            =========
                                                                         payment on the Notes)
                              LOSS......................        $0.00

EXAMPLE 2--THE BASKET ENDING LEVEL IS 100 ON THE FINAL VALUATION DATE, EQUAL TO THE BASKET STARTING LEVEL

Since the Basket Ending Level is equal to the Basket Starting Level, you will receive 100% of your principal amount.

Your total payment at maturity would therefore be $1,000.00, which includes:

-  Principal Amount                                       $1,000.00
-  Minimum Payout (100% of principal amount).                 X100%
                                                          ---------
                              PAYMENT AT MATURITY:        $1,000.00    (100% of $1,000, the minimum
                                                          =========
                                                                       payment on the Notes)
                              LOSS                            $0.00

GAIN OUTCOMES:

EXAMPLE 3--THE BASKET ENDING LEVEL IS 105 ON THE FINAL VALUATION DATE, A 5% INCREASE FROM THE BASKET STARTING LEVEL OF 100

Since the Basket Ending Level is above the Basket Starting Level of 100, you will receive 100% of your principal amount, plus an additional payment equal to 6.85% of your principal amount.

                 105 - 100
Basket Return:  -----------  = 5%
                    100

Adjusted Payout Percentage:  100% + (1.37 X 5%) = 106.85%

Your total payment at maturity would therefore be $1,068.50 (a 106.85% total return on investment), which includes:

-  Principal Amount                                         $1,000.00
-  Adjusted Payout Percentage                                X106.85%
                                                            ---------
                              PAYMENT AT MATURITY:          $1,068.50    (106.85% of $1,000)
                                                            =========
                              INCOME                           $68.50

EXAMPLE 4--THE BASKET ENDING LEVEL IS 109 ON THE FINAL VALUATION DATE, A 9% INCREASE FROM THE BASKET STARTING LEVEL OF 100

Since the Basket Ending Level is greater than the Basket Starting Level of 100, you will receive 100% of your principal amount, plus an additional payment equal to 12.33% of your principal amount.

                 109 - 100
Basket Return:  -----------  = 9%
                    100

Adjusted Payout Percentage: 100% + (1.37 X 9%) = 112.33%

Your total payment at maturity would therefore be $1,123.30 (a 112.33% total return on investment) which includes:

-  Principal Amount                                         $1,000.00
-  Adjusted Payout Percentage                                X112.60%
                                                            ---------
                              PAYMENT AT MATURITY:          $1,112.33    (112.33% of $1,000)
                                                            =========
                              INCOME                          $123.30

HYPOTHETICAL PERFORMANCE AT MATURITY [UBS TO UPDATE]


                                            PAYMENT AT        TOTAL AMOUNT
   HYPOTHETICAL        % CHANGE FROM      MATURITY IN %        PAYABLE AT        TOTAL RATE OF
   FINAL BASKET         THE INITIAL        OF PRINCIPAL       MATURITY PER         RETURN ON
      VALUE            BASKET VALUE           AMOUNT              NOTE               NOTES
   ------------        -------------      -------------       ------------       -------------
        90                   0%              100.00%             $10.00              0.00%
        91                   0%              100.00%             $10.01              0.00%
        92                   0%              100.00%             $10.02              0.00%
        93                   0%              100.00%             $10.03              0.00%
        94                   0%              100.00%             $10.04              0.00%
        95                   0%              100.00%             $10.05              0.00%
        96                   0%              100.00%             $10.06              0.00%
        97                   0%              100.00%             $10.07              0.00%
        98                   0%              100.00%             $10.08              0.00%
        99                   0%              100.00%             $10.09              0.00%
       100                   0%              100.00%             $10.10              0.00%
       101                   1%              101.37%             $10.14              1.37%
       102                   2%              102.74%             $10.27              2.74%
       103                   3%              104.11%             $10.41              4.11%
       104                   4%              105.48%             $10.55              5.48%
       105                   5%              106.85%             $10.69              6.85%
       106                   6%              108.22%             $10.82              8.22%
       107                   7%              109.59%             $10.96              9.59%
       108                   8%              110.96%             $11.10             10.96%
       109                   9%              112.33%             $11.23             12.33%
       110                  10%              113.70%             $11.37             13.70%

--------------------------------------------------------------------------------

RISK FACTORS

The return on the Notes is linked to the performance of the Basket Rates over the term of the Notes. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE NOTES ARE INTENDED TO BE HELD TO MATURITY. YOUR PRINCIPAL IS PROTECTED ONLY IF YOU HOLD YOUR NOTES TO MATURITY

You will receive at least the minimum payment of 100% of the principal amount of your Notes if you hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you will not be entitled to principal protection or any minimum total return on the portion of your Notes sold. You therefore should be willing to hold your Notes to maturity.

OWNING THE NOTES IS NOT THE SAME AS OWNING GOLD, MALAYSIAN RINGETT, INDONESIAN RUPIAH, INDIAN RUPEE AND PHILIPPINE PESO

The return on your Notes may not reflect the return you would realize if you actually purchased gold, Malaysian ringett, Indonesian rupiah, Indian rupee and Philippine peso and converted them into U.S. dollars on the final valuation date. The XAU/USD spot rate, the USD/MYR spot rate, the USD/IDR spot rate, the USD/INR spot rate and the USD/PHP spot rate are calculated by reference to the value of gold, Malaysian ringett, Indonesian rupiah, Indian rupee and Philippine peso, respectively, relative to the U.S. dollar without taking into consideration the value of these components relative to other currencies or in other markets.

YOU MUST RELY ON YOUR OWN EVALUATION OF THE MERITS OF AN INVESTMENT LINKED TO THE BASKET RATES

In the ordinary course of our and their businesses, we or one or more of our affiliates from time to time express views on expected movements in foreign currency exchange rates, including the XAU/USD spot rate, the USD/MYR spot rate, the USD/IDR spot rate, the USD/INR spot rate and the USD/PHP spot rate. These views are sometimes communicated to clients who participate in foreign exchange markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in foreign currencies may at any time have significantly different views from our views or those of our affiliates. For reasons such as these, we believe that most investors in foreign exchange markets derive information concerning those markets from multiple sources. In connection with your purchase of the Notes, you should investigate the foreign exchange markets and not rely on views which may be expressed by us or our affiliates in the ordinary course of our or their businesses with respect to future exchange rate movements.

THE BASKET IS COMPOSED OF THE BASKET RATES; ANY POSITIVE RETURN IN ONE BASKET RATE MAY BE OFFSET BY A NEGATIVE RETURN IN ANOTHER BASKET RATE

The Notes are linked to the performance of the Basket, which is composed of the five Basket Rates. Each of the Basket Rates is given substantially equal weight in determining the value of the Basket. Accordingly, the performance of the Basket will be based on the aggregate appreciation or depreciation of the Basket Rates taken as a whole. Therefore, a positive return in one Basket Rate may be offset, in whole or in part, by a negative return of a lesser, equal or greater magnitude in another Basket Rate, resulting in an aggregate Basket Return equal to or less than zero. For example, the combination of a

RISK FACTORS
--------------------------------------------------------------------------------

-5% XAU Spot Rate Return would be substantially offset by the combination of a 0% MYR Spot Rate Return and a 5% PHP Spot Rate Return, resulting in a Basket Return of approximately zero and a payment at maturity to you of only your principal amount.

YOU SHOULD MAKE SUCH INVESTIGATION AS YOU DEEM APPROPRIATE AS TO THE MERITS OF AN INVESTMENT LINKED TO THE BASKET RATES. NEITHER THE OFFERING OF THE NOTES NOR ANY VIEWS WHICH MAY FROM TIME TO TIME BE EXPRESSED BY US OR OUR AFFILIATES IN THE ORDINARY COURSE OF OUR OR THEIR BUSINESSES WITH RESPECT TO FUTURE MOVEMENTS IN FOREIGN EXCHANGE MARKETS CONSTITUTES A RECOMMENDATION AS TO THE MERITS OF AN INVESTMENT IN THE NOTES

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. WE EXPECT THAT GENERALLY THE XAU/USD SPOT RATE, THE USD/MYR SPOT RATE, THE USD/IDR SPOT RATE, THE USD/INR SPOT RATE AND THE USD/PHP SPOT RATE ON ANY DAY WILL AFFECT THE MARKET VALUE OF THE NOTES MORE THAN ANY OTHER SINGLE FACTOR. Other factors that may influence the market value of the Notes include:

- supply and demand for the Notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market;

- Malaysia ringett, Indonesian rupiah, Indian rupee, Philippine peso and U.S. dollar interest rates

-  the time remaining to the final valuation date;

-  the creditworthiness of UBS; and

- volatility of the XAU/USD spot rate, the USD/MYR spot rate, the USD/IDR spot rate, the USD/INR spot rate and the USD/PHP spot rate.

THE XAU/USD SPOT RATE, THE USD/MYR SPOT RATE, THE USD/IDR SPOT RATE, THE USD/INR SPOT RATE AND THE USD/PHP SPOT RATE WILL BE INFLUENCED BY UNPREDICTABLE FACTORS WHICH INTERRELATE IN COMPLEX WAYS.

The XAU/USD spot rate, the USD/MYR spot rate, the USD/IDR spot rate, the USD/INR spot rate and the USD/PHP spot rate are a result of the supply of, and demand for, each currency, and changes in the foreign exchange rate may result from the interactions of many factors, including economic, financial, social and political conditions in the United States, Malaysia, Indonesia, India and the Philippines. These conditions include, for example, the overall growth and performance of the economies of the United States, Malaysia, Indonesia, India and the Philippines, the relative strength of, and confidence in, the U.S. dollar, the trade and current account balance between the United States, Malaysia, Indonesia, India and the Philippines, market interventions by the Federal Reserve Board or the respective central banks of Malaysia, Indonesia, India and the Philippines, inflation and expected rates of future inflation, interest rate levels, the performance of the stock markets in the U.S., Malaysia, Indonesia, India and the Philippines, the stability of the government of the United States and the governments of Malaysia, Indonesia, India and the Philippines and their respective banking systems, the structure of and confidence in the global monetary system, wars in which the United States or the Malaysia, Indonesia, India and the Philippines are directly or indirectly involved or that occur anywhere in the world, major natural disasters in the United States or Malaysia, Indonesia, India and the Philippines, and other foreseeable and unforeseeable global or regional economic, financial, political, judicial or other events.

RISK FACTORS
--------------------------------------------------------------------------------

Certain relevant information relating to Malaysia, Indonesia, India and the Philippines may not be as well known or as rapidly or thoroughly reported in the United States as comparable to United States developments. Prospective purchasers of the Notes should be aware of the possible lack of availability of important information that can affect the value of the Basket Rates and must be prepared to make special efforts to obtain such information on a timely basis.

It is not possible to predict the aggregate effect of all or any combination of these factors. Your Notes are likely to trade differently from the market price of the Basket Rates, and changes in the market price of the Basket Rates are not likely to result in comparable changes in the market value of your Notes.

THE MARKET PRICE OF GOLD WILL AFFECT THE MARKET VALUE OF THE NOTES

We expect generally that the market value of the Notes will depend partially on the market price gold. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. In addition to the macroeconomic and other factors described in the preceding risk factor, gold prices may also be affected by industry factors such as:

-  industrial and jewelry demand;

- lending, sales and purchases of gold by the official sector, including central banks and other

-  governmental agencies and multilateral institutions which hold gold;

-  levels of gold production and production costs;

-  actions by or involving gold mining companies; and

- short-term changes in supply and demand because of trading activities in the gold market.

THE LIQUIDITY, TRADING VALUE AND AMOUNTS PAYABLE UNDER THE NOTES COULD BE AFFECTED BY THE ACTIONS OF THE GOVERNMENTS OF THE UNITED STATES, MALAYSIA, INDONESIA, INDIA AND THE PHILIPPINES

The value of any currency, including the MYR, IDR, INR, PHP and the USD, may be affected by complex political and economic factors. The exchange rate of each currency relative to the USD is at any moment a result of the supply and demand for the two currencies, and changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the originating country of each currency and the United States, including economic and political developments in other countries. Of particular importance are the relative rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in those countries and in the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of those countries, the United States and other countries important to international trade and finance.

EVEN THOUGH GOLD, THE MALAYSIAN RINGETT, THE INDONESIAN RUPIAH, THE INDIAN RUPEE, THE PHILIPPINE PESO AND THE U.S. DOLLAR ARE TRADED AROUND-THE-CLOCK, IF A SECONDARY MARKET DEVELOPS, THE NOTES MAY TRADE ONLY DURING REGULAR TRADING HOURS IN THE UNITED STATES

The interbank market for gold, the Malaysian ringett, the Indonesian rupiah, the Indian rupee, the Philippine peso and U.S. dollar is a global, around-the-clock market. Therefore, the hours of trading for the Notes may not conform to the hours during which gold, the Malaysian ringett, the Indonesian rupiah, the Indian rupee, the Philippine peso and the U.S. dollar are traded. To the extent that U.S. markets are closed while markets for gold, the Malaysian ringett, the Indonesian rupiah, the Indian rupee, the Philippine peso and the U.S. dollar remain open, significant price and rate

RISK FACTORS
--------------------------------------------------------------------------------

movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Notes.

There is no systematic reporting of last-sale information for foreign currencies. Reasonable current bid and offer information is available in certain brokers' offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the XAU/USD spot rate, the USD/MYR spot rate, the USD/IDR, the USD/INR and the USD/PHP spot rate relevant for determining the value of the Notes. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange.

YOU MAY NOT HAVE AN ACTIVE TRADING MARKET IN THE NOTES

There may be little or no secondary market for the Notes. We do not intend to list the Notes on any U.S. stock exchange and it is not possible to predict whether a secondary market will develop for the Notes. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS currently intend to act as market makers for the Notes, but they are NOT required to do so. If UBS Securities LLC, UBS Financial Services Inc. or any other affiliate makes a market in the Notes, it may stop doing so at any time.

THE INCLUSION OF COMMISSIONS, COMPENSATION AND PROJECTED PROFITS FROM HEDGING IN THE ORIGINAL ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

HISTORICAL PERFORMANCE OF THE XAU/USD SPOT RATE, THE USD/MYR SPOT RATE, THE USD/IDR SPOT RATE, THE USD/INR SPOT RATE AND THE USD/PHP SPOT RATE SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET RATES DURING THE TERM OF THE NOTES

It is impossible to predict whether any of the XAU/USD spot rate, the USD/MYR spot rate, the USD/IDR spot rate, the USD/INR spot rate or the USD/PHP spot rate will rise or fall. The XAU/USD spot rate, the USD/MYR spot rate, the USD/IDR spot rate, the USD/INR spot rate and the USD/PHP spot rate will be influenced by complex and interrelated political, economic, financial and other factors.

TRADING BY UBS OR ITS AFFILIATES IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES

We and our affiliates are active participants in the interbank foreign exchange and currency derivative markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be in foreign exchange or currency derivative transactions. In addition, as described below under "Use of Proceeds and Hedging" on page S-30, we or one or more of our affiliates may hedge our foreign currency exposure from the Notes by entering into foreign exchange and currency derivative transactions, such as options or futures on exchange-traded funds. Our trading and hedging activities may affect the XAU/USD spot rate, the USD/MYR spot rate, the USD/IDR spot rate, the USD/INR spot rate and the USD/PHP spot rate and make it less likely that you will receive a return on your investment in the Notes. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

RISK FACTORS
--------------------------------------------------------------------------------

UBS or its affiliates may also engage in trading in instruments linked to the XAU/USD spot rate, the USD/MYR spot rate, the USD/IDR spot rate, the USD/INR spot rate and the USD/PHP spot rate on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the XAU/USD spot rate, the USD/MYR spot rate, the USD/IDR spot rate, the USD/INR spot rate, and the USD/PHP spot rate. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Notes.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST

As noted above, UBS and its affiliates expect to engage in trading activities related to the British pound, euro, Canadian dollar and the U.S. dollar that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers, and in accounts under their management. These trading activities, if they influence the XAU/USD spot rate, the USD/MYR spot rate, the USD/IDR spot rate, the USD/INR spot rate and the USD/PHP spot rate could be adverse to the interests of the holders of the Notes.

We or one or more of our affiliates have published and may in the future publish research on foreign exchange markets, exchange rates and other matters that may have an influence on currency exchange rates. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may also discontinue providing any such research at any time, without notice.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-29. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine the Basket Ending Level on the final valuation date. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND UBS IN ITS CAPACITY AS A MARKET-MAKING MEMBER OF THE LONDON BULLION MARKET ASSOCIATION

In its capacity as a market-making member of the London Bullion Market Association ("LBMA"), UBS quotes prices for buying and selling of gold for spot and forward delivery on a daily basis. As described below, if a market disruption event occurs or is continuing on the final valuation date, the calculation agent will determine the ending price based on quotations provided by at least three major gold bullion dealers that are members of the LBMA. Accordingly, in determining the ending price, the calculation agent may rely in part on a quotation provided by UBS in its capacity as a market-making member of the LBMA. This may present a conflict between our obligations as a market-making member of the LBMA and your interests as a holder of the Notes.

RISK FACTORS
--------------------------------------------------------------------------------

THE CALCULATION AGENT CAN POSTPONE THE MATURITY DATE IF A MARKET DISRUPTION EVENT WITH RESPECT TO THE XAU/USD SPOT RATE OCCURS ON THE FINAL VALUATION DATE

If the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date with respect to the XAU/USD spot rate, the calculation agent will determine the ending price of the XAU/USD spot rate based on quotations provided by at least three major gold bullion dealers that are members of the London Bullion Market Association, which we refer to as "gold reference dealers." If the calculation agent is unable to determine the ending price on the basis of quotations provided by gold reference dealers, the calculation agent will use the ending price on the next Gold Trading Day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date with respect to the XAU/USD spot rate be postponed by more than five business days. As a result, the maturity date for the Notes could also be postponed, although not by more than five business days. If the final valuation date with respect to the XAU/USD spot rate is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the ending price is not available on the last possible final valuation date either because of a market disruption event with respect to the XAU/ USD spot rate or for any other reason, the calculation agent will make a good faith estimate based on its assessment, made in its sole discretion, of the ending price that would have prevailed in the absence of such market disruption event or such other reason. See "Specific Terms of the Notes -- Market Disruption Event -- Gold" on page S-26.

--------------------------------------------------------------------------------

OPERATION OF THE GOLD BULLION MARKET

The following discussion of the operation of the gold bullion market is based on publicly available information and is provided for informational purposes only. You should make your own investigation into the gold bullion market in determining whether the Notes are a suitable investment for you. The London gold bullion market is the principal global clearing center for over-the-counter gold bullion transactions, including transactions in spot, forward and options contracts, together with exchange-traded futures and options and other derivatives. The principal representative body of the London gold bullion market is the London Bullion Market Association ("LBMA"), whose membership represents all sectors of the gold bullion market. The LBMA currently comprises 60 members, of which 9 are market-making members, plus a number of associate members around the world. UBS is currently a market-making member of the LBMA.

Twice daily during London trading hours there is a "fixing" which provides reference gold prices for that day's trading. Formal participation in the London fixing is traditionally limited to five marketmaking members of the LBMA. These members meet each London business day at 10:30 a.m., to determine the London A.M. Fixing Price, and at 3:00 p.m., to determine the London P.M. Fixing Price via telephone. The five members of the fixing are currently the Bank of Nova Scotia -- ScotiaMocatta, Barclays Bank Plc, Deutsche Bank AG, HSBC Bank USA, NA and Societe Generale. The fixing chairmanship rotates annually amongst these members.

Clients place orders with the dealing rooms of fixing members, who net all orders before communicating their interest to their representative at the fixing. Orders may be changed at any time during these proceedings. The gold price is adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media.

In addition to the London bullion market, over-the-counter trading in gold occurs globally, on a twenty-four hour basis on the basis of the XAU/USD spot rate. LBMA fixing prices are influenced by trades settled using the XAU/USD spot rate in over-the-counter trades conducted in markets other than the London bullion market, and the LBMA fixing prices influence the quotes based on the XAU/USD spot rate. Generally, the quoted XAU/USD spot rate tends to converge toward the LBMA fixing price after the fixing price has been published. UBS intends to use the XAU/USD spot rate as reported by Bloomberg L.P. for purposes of calculating the Basket.

HISTORICAL GOLD PRICES

The market for gold bullion is global and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system; expectations of the future rate of inflation; the relative strength of, and confidence in, the U.S. dollar, the currency in which the price of gold is generally quoted; interest rates; gold borrowing and lending rates; and global or regional economic, financial, political, regulatory, judicial or other events. In addition, gold prices may be affected by industry factors such as industrial and jewelry demand; lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold; levels of gold production and production costs; and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors. See "Risk Factors" beginning on page S-9.

--------------------------------------------------------------------------------

HYPOTHETICAL HISTORICAL BASKET LEVEL

The currencies underlying the Basket Rates are traded by all major foreign exchange traders around the world. The following table and graph set forth the hypothetical historical month-end values of the Basket from September 30, 1997 through September 19, 2007, based upon the historical XAU/USD spot rate, USD/MYR spot rate, USD/IDR spot rate, USD/INR spot rate and USD/PHP spot rate and a Basket Starting Level of 100 on the trade date. As of September 19, 2007, at 3:30 p.m., the XAU/USD spot rate was 72.14, the USD/MYR spot rate was 3.445, the USD/IDR spot rate was 9195, the USD/INR spot rate was 40.125 and the USD/PHP spot rate was 45.3. We obtained the trading price information for the Basket Rates from observing trades through the Electronic Broking System, Reuters Dealing 3000 and various voice brokers. The hypothetical historical performance of the Basket should not be taken as an indication of future performance.

                              [Basket value graph]

HYPOTHETICAL HISTORICAL BASKET LEVEL
--------------------------------------------------------------------------------

                                                              BASKET
                                                              ENDING
BASKET DATE                                                   LEVEL
--------------------------------------------------------------------
September 30, 1997..........................................  135.61
October 31, 1997............................................  128.21
November 28, 1997...........................................  125.07
December 31, 1997...........................................  103.24
January 30, 1998............................................   81.49
February 27, 1998...........................................   90.57
March 31, 1998..............................................   93.03
April 30, 1998..............................................   92.63
May 29, 1998................................................   84.66
June 30, 1998...............................................   77.73
July 31, 1998...............................................   78.84
August 31, 1998.............................................   80.25
September 30, 1998..........................................   82.88
October 30, 1998............................................   91.55
November 30, 1998...........................................   92.96
December 31, 1998...........................................   91.35
January 29, 1999............................................   89.30
February 26, 1999...........................................   89.01
March 31, 1999..............................................   89.27
April 30, 1999..............................................   91.48
May 31, 1999................................................   90.88
June 30, 1999...............................................   95.15
July 30, 1999...............................................   94.02
August 31, 1999.............................................   90.46
September 30, 1999..........................................   89.12
October 29, 1999............................................   94.44
November 30, 1999...........................................   91.91
December 31, 1999...........................................   92.96
January 31, 2000............................................   91.41
February 29, 2000...........................................   91.49
March 31, 2000..............................................   90.57
April 28, 2000..............................................   89.25
May 31, 2000................................................   86.33
June 30, 2000...............................................   86.06
July 31, 2000...............................................   84.39
August 31, 2000.............................................   85.53
September 29, 2000..........................................   83.73
October 31, 2000............................................   79.95
November 30, 2000...........................................   80.30
December 29, 2000...........................................   80.00

HYPOTHETICAL HISTORICAL BASKET LEVEL
--------------------------------------------------------------------------------

                                                              BASKET
                                                              ENDING
BASKET DATE                                                   LEVEL
--------------------------------------------------------------------
January 31, 2001............................................   80.77
February 28, 2001...........................................   80.23
March 30, 2001..............................................   78.41
April 30, 2001..............................................   76.07
May 31, 2001................................................   77.05
June 29, 2001...............................................   76.13
July 31, 2001...............................................   78.83
August 31, 2001.............................................   81.28
September 28, 2001..........................................   79.59
October 31, 2001............................................   77.60
November 30, 2001...........................................   77.50
December 31, 2001...........................................   77.74
January 31, 2002............................................   78.01
February 28, 2002...........................................   78.62
March 29, 2002..............................................   79.44
April 30, 2002..............................................   80.71
May 31, 2002................................................   82.42
June 28, 2002...............................................   82.35
July 31, 2002...............................................   81.01
August 30, 2002.............................................   81.59
September 30, 2002..........................................   81.42
October 31, 2002............................................   80.57
November 29, 2002...........................................   80.96
December 31, 2002...........................................   81.96
January 31, 2003............................................   82.69
February 28, 2003...........................................   81.99
March 31, 2003..............................................   81.98
April 30, 2003..............................................   82.92
May 30, 2003................................................   84.43
June 30, 2003...............................................   84.16
July 31, 2003...............................................   83.51
August 29, 2003.............................................   84.21
September 30, 2003..........................................   84.77
October 31, 2003............................................   84.49
November 28, 2003...........................................   84.58
December 31, 2003...........................................   85.39

HYPOTHETICAL HISTORICAL BASKET LEVEL
--------------------------------------------------------------------------------

                                                              BASKET
                                                              ENDING
BASKET DATE                                                   LEVEL
--------------------------------------------------------------------
January 30, 2004............................................   84.95
February 27, 2004...........................................   84.69
March 31, 2004..............................................   85.96
April 30, 2004..............................................   84.17
May 31, 2004................................................   82.84
June 30, 2004...............................................   82.19
July 30, 2004...............................................   82.58
August 31, 2004.............................................   82.57
September 30, 2004..........................................   83.38
October 29, 2004............................................   84.03
November 30, 2004...........................................   85.16
December 31, 2004...........................................   84.70
January 31, 2005............................................   84.73
February 28, 2005...........................................   84.96
March 31, 2005..............................................   84.31
April 29, 2005..............................................   84.54
May 31, 2005................................................   84.01
June 30, 2005...............................................   83.69
July 29, 2005...............................................   83.65
August 31, 2005.............................................   82.46
September 30, 2005..........................................   83.55
October 31, 2005............................................   83.58
November 30, 2005...........................................   84.49
December 30, 2005...........................................   86.15
January 31, 2006............................................   89.35
February 28, 2006...........................................   89.74
March 31, 2006..............................................   90.89
April 28, 2006..............................................   93.46
May 31, 2006................................................   91.18
June 30, 2006...............................................   90.16
July 31, 2006...............................................   91.59
August 31, 2006.............................................   91.45
September 29, 2006..........................................   90.71
October 31, 2006............................................   91.93
November 30, 2006...........................................   93.27
December 29, 2006...........................................   94.25
January 31, 2007............................................   94.73
February 28, 2007...........................................   95.14
March 30, 2007..............................................   95.72
April 30, 2007..............................................   97.71
May 31, 2007................................................   98.81
June 29, 2007...............................................   97.67
July 31, 2007...............................................   98.02
August 31, 2007.............................................   97.05
September 19, 2007..........................................  100.00

--------------------------------------------------------------------------------

VALUE OF THE NOTES

AT MATURITY. Your payment at maturity is based on the change in the value of the Basket Rates over the term of the Notes:

- If the Basket Return (as defined below) is positive, you will receive 100% of you principal amount plus an amount based on the Basket Return multiplied by the Participation Rate, calculated as follows:

   $10 + [$10 X Participation Rate X Basket Return] per Note.

- If the Basket Return is zero or negative, you will receive 100% of your principal amount.

For a description of how your payment at maturity will be calculated, see "How will your payment at maturity be calculated?" beginning on page S-5 and "Specific Terms of the Notes--Payment at Maturity" beginning on page S-21.

PRIOR TO MATURITY. You should understand that the market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that generally the XAU/USD spot rate, the USD/MYR spot rate, the USD/IDR spot rate, the USD/INR spot rate and the USD/PHP spot rate on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include supply and demand for the Notes, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-9 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below.

COUPON

We will not pay you interest during the term of the Notes.

PAYMENT AT MATURITY

Your payment at maturity will depend on the Basket Return as calculated on the final valuation date:

If the Basket Return is positive, you will receive 100% of your principal amount, plus an additional amount (to be determined on the trade date) of your principal amount based on the Participation Rate for every 1% that the Basket Return exceeds 0%.

- If the Basket Return is less than or equal to zero, you will receive $10 for each $10 principal amount of your Notes. Even if the Basket Return is substantially less than zero, you will receive this amount at maturity.

- If the Basket Value is more than 100, the following steps are necessary to calculate your payment at maturity:

STEP 1:  CALCULATE THE SPOT RATE RETURN FOR EACH OF THE BASKET RATES.

          The XAU Spot Rate Return is the difference between the XAU/USD spot rate on the final valuation date (the "Final XAU/USD Spot Rate") relative to the Initial XAU/USD Spot Rate, expressed as a percentage calculated as follows:

                                            Final XAU/USD Spot Rate - Initial XAU/USD Spot Rate
                 XAU Spot Rate Return  =    ---------------------------------------------------
                                                         Initial XAU/USD Spot Rate

          A decrease in the value of Gold relative to the U.S. dollar is expressed as a decrease in the XAU/USD spot rate.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

          The MYR Spot Rate Return is the difference between the USD/MYR spot rate on the final valuation date (the "Final USD/MYR Spot Rate") relative to the Initial USD/MYR Spot Rate, expressed as a percentage calculated as follows:

                                             Initial USD/MYR Spot Rate - Final USD/MYR Spot
                 MYR Spot Rate Return  =                          Rate
                                            -------------------------------------------------
                                                         Final USD/MYR Spot Rate

          An increase in the value of the Malayasia ringett relative to the U.S. dollar is expressed as a decrease in the USD/MYR spot rate.

          The IDR Spot Rate Return is the difference between the USD/IDR spot rate on the final valuation date (the "Final USD/IDR Spot Rate") relative to the Initial USD/IDR Spot Rate, expressed as a percentage calculated as follows:

                                            Initial USD/IDR Spot Rate - Final USD/IDR Spot Rate
                 IDR Spot Rate Return  =    ----------------------------------------------------
                                                          Final USD/IDR Spot Rate

          An increase in the value of the Indonesian rupiah relative to the U.S. dollar is expressed as a decrease in the USD/IDR spot rate.

          The INR Spot Rate Return is the difference between the USD/INR spot rate on the final valuation date (the "Final USD/INR Spot Rate") relative to the Initial USD/INR Spot Rate, expressed as a percentage calculated as follows:

                                            Initial USD/INR Spot Rate - Final USD/INR Spot Rate
                 INR Spot Rate Return  =    ----------------------------------------------------
                                                          Final USD/INR Spot Rate

          An increase in the value of the Indian rupee relative to the U.S. dollar is expressed as a decrease in the USD/INR spot rate.

          The PHP Spot Rate Return is the difference between the USD/PHP spot rate on the final valuation date (the "Final USD/PHP Spot Rate") relative to the Initial USD/PHP Spot Rate, expressed as a percentage calculated as follows:

                                            Initial USD/PHP Spot Rate - Final USD/PHP Spot Rate
                 PHP Spot Rate Return  =    ----------------------------------------------------
                                                          Final USD/PHP Spot Rate

          An increase in the value of the Philippine peso relative to the U.S. dollar is expressed as a decrease in the USD/PHP spot rate.

STEP 2:  CALCULATE THE BASKET ENDING LEVEL.

           The Basket Ending Level is calculated as follows:

           100 X (1 + (0.20 X XAU Spot Rate Return) + (0.20 X MYR Spot Rate Return) + (0.20 X IDR Spot Rate Return) + (0.20 X INR Spot Rate Return) + (0.20 X PHP Spot Rate Return))

STEP 3:  CALCULATE THE BASKET RETURN.

           The Basket Return is the difference between Basket Ending Level on the final valuation date relative to the Basket Starting Level of 100, expressed as a percentage, calculated as follows:

                                        Basket Ending Level - Basket Starting Level
                       Basket Return =  -------------------------------------------
                                                   Basket Starting Level

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

STEP 4:  CALCULATE THE ADJUSTED PAYOUT PERCENTAGE ON THE NOTES.

           Adjusted Payout Percentage = 100% + (Participation Rate (to be determined on the trade date) X Basket Return)

STEP 5:  CALCULATE THE PAYMENT AT MATURITY.

           Payment at maturity = Adjusted Payout Percentage X principal amount of your Notes

For purposes of this section, the following terms shall have the meanings set forth below:

The "Basket Starting Level" will be set to 100 on the trade date.

The "Basket Ending Level" will be determined by the calculation agent and will be calculated as follows:

      100 X (1 + (0.20 X XAU Spot Rate Return) + (0.20 X MYR Spot Rate Return) + (0.20 X IDR Spot Rate Return) + (0.20 X INR Spot Rate Return) + (0.20 X PHP Spot Rate Return))

MALAYSIA (MYR)
The USD/MYR exchange rate is a foreign exchange spot rate that measures the relative value of the two currencies, the Malaysian ringgit and the U.S. dollar. The figure is equal to the number of Malaysian ringgit that can be exchanged for one U.S. dollar. The USD/MYR exchange rate decreases when the Malaysian ringgit appreciates relative to the U.S. dollar and increases when the Malaysian ringgit depreciates relative to the U.S. dollar.

The calculation agent will determine the MYR Spot Rate Return based on the value of the Final USD/ MYR Spot Rate in the following manner unless a Market Disruption Event has occurred and is continuing:

The Final USD/MYR Spot Rate will be determined by reference to the MYR ABS Rate. The "MYR ABS Rate" means that the Spot Rate for a Rate Calculation Date will be the Malaysian Ringgit/ U.S. Dollar spot rate at 11:00 a.m., Singapore time, expressed as the amount of Malaysian Ringgit per one U.S. Dollar, for settlement in two Business Days, reported by the Association of Banks in Singapore, which appears on the Telerate Page 50157 to the right of the caption "Spot" under the column "MYR" at approximately 11:30 a.m., Singapore time, on the Final Valuation Date.

INDONESIA (IDR)
The USD/IDR exchange rate is a foreign exchange spot rate that measures the relative value of the two currencies, the Indonesian Rupiah and the U.S. dollar. The figure is equal to the number of Rupiah that can be exchanged for one U.S. dollar. The USD/IDR exchange rate decreases when the Rupiah appreciates relative to the U.S. dollar and increases when the Rupiah depreciates relative to the U.S. dollar.

The calculation agent will determine the IDR Spot Rate Return based on the value of the Final USD/ IDR Spot Rate in the following manner unless a Market Disruption Event has occurred and is continuing:

The Final USD/IDR Spot Rate will be determined by reference to the IDR ABS Rate. The "IDR ABS" means that the Spot Rate for a Rate Calculation Date will be the Indonesian rupiah/U.S. Dollar spot rate at 11:00 a.m., Singapore time, expressed as the amount of Indonesian Rupiah per one U.S. Dollar, for settlement in two Business Days, reported by the Association of Banks in Singapore which appears on the Telerate Page 50157 to the right of the caption "Spot" under the column "IDR" at approximately 11:30 a.m., Singapore time, on the Final Valuation Date.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

INDIA (INR)
The USD/INR exchange rate is a foreign exchange spot rate that measures the relative value of the two currencies, the Indian rupee and the U.S. dollar. The figure is equal to the number of Indian rupee that can be exchanged for one U.S. dollar. The USD/INR exchange rate decreases when the Indian rupee appreciates relative to the U.S. dollar and increases when the Indian rupee depreciates relative to the U.S. dollar.

The calculation agent will determine the INR Spot Rate Return based on the value of the Final USD/ INR Spot Rate in the following manner unless a Market Disruption Event has occurred and is continuing:

The Final USD/INR Spot Rate will be determined by reference to the INR-RBIB Rate. The "INR-RBIB Rate" means that the spot rate will be the Indian rupee/U.S. dollar reference rate, expressed as the amount of Indian rupee per one U.S. dollar, for settlement in two Business Days reported by the Reserve Bank of India, which appears on the Reuters screen RBIB Page at approximately 12:30 p.m. Mumbai time, or as soon thereafter as practicable, on the Final Valuation Date.

PHILIPPINE (PHP)
The USD/PHP exchange rate is a foreign exchange spot rate that measures the relative value of the two currencies, the Philippine peso and the U.S. dollar. The figure is equal to the number of Philippine pesos that can be exchanged for one U.S. dollar. The USD/PHP exchange rate decreases when the Philippine peso appreciates relative to the U.S. dollar and increases when the Philippine peso depreciates relative to the U.S. dollar.

The calculation agent will determine the PHP Spot Rate Return based on the value of the Final USD/ PHP Spot Rate in the following manner unless a Market Disruption Event has occurred and is continuing:

The Final USD/PHP Spot Rate will be determined by reference to the PHP PDSPESO Rate. The "PHP PDSPESO Rate" means that the spot rate will be the Philippine Peso/U.S. dollar morning weighted average rate for that Rate Calculation Date, expressed as the amount of Philippine Pesos per one U.S. Dollar, for settlement in one Business Day reported by the Philippine Dealing System PDEX which appears on the Reuters Screen PDSPESO Page to the right of the caption "AM WT AVE" at approximately 11:30 a.m., Manila time, or as soon thereafter as practicable, on the Final Valuation Date.

"MARKET DISRUPTION EVENT" means (i) a day on which it becomes impossible to obtain the USD/MYR spot rate from the MYR ABS rate source, the USD/INR spot rate from the INR-RBIB rate source, the USD/IDR spot rate from the IDR ABS rate source, and the USD/PHP spot rate from the PHP PDSPESO rate source (ii) a day that is declared not to be a Business Day, without prior public announcement or other public notice that such day shall not be a Business Day, until a time later than 9:00 a.m. in the relevant principal financial center for that currency two Business Days prior to the Final Valuation Date.

If a Market Disruption Event has occurred and is continuing, the Calculation Agent may use any commercially reasonable method to determine the relevant spot rate, including but not limited to (i) deferral of the Final Valuation Date until the spot rate appears on the relevant rate source, as described herein, for up to fourteen consecutive days for the USD/MYR, USD/IDR, USD/INR and USD/PHP currency pairs, (ii) on the basis of the relevant indicative survey rate as described herein, (iii) by taking into consideration all available information that the Calculation Agent in good faith deems relevant or (iv) any combination of the aforementioned.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

The relevant indicative survey rate reference in (ii) above is:

"SFEMC MYR INDICATIVE SURVEY RATE" means that the Spot Rate for a Rate Calculation Date will be the Malaysian Ringgit/U.S. Dollar Specified Rate for U.S. Dollars, expressed as the amount of Malaysian Ringgit per one U.S. Dollar, for settlement in two Business Days, as published on SFEMC's website (www.sfemc.org) at approximately 3:30 p.m., Singapore time, or as soon thereafter as practicable, on such Rate Calculation Date. The Spot Rate will be calculated by SFEMC (or a service provider SFEMC may select in its sole discretion) pursuant to the SFEMC MYR Indicative Survey Methodology (which means a methodology, dated as of July 15, 2005, as amended from time to time, for a centralized industry-wide survey of financial institutions that are active participants in the Malaysian Ringgit/U.S. Dollar markets for the purpose of determining the SFEMC MYR Indicative Survey Rate).

"SFEMC IDR INDICATIVE SURVEY RATE" means that the Spot Rate for a Rate Calculation Date will be the Indonesian Rupiah/U.S. Dollar Specified Rate for U.S. Dollars, expressed as the amount of Indonesian Rupiah per one U.S. Dollar, for settlement in two Business Days, as published on SFEMC's website (www.sfemc.org) at approximately 3:30 p.m., Singapore time, or as soon thereafter as practicable, on such Rate Calculation Date. The Spot Rate will be calculated by SFEMC (or a service provider SFEMC may select in its sole discretion) pursuant to the SFEMC IDR Indicative Survey Methodology (which means a methodology, dated as of December 1, 2004, as amended from time to time, for a centralized industry-wide survey of financial institutions that are active participants in the Indonesian Rupiah/U.S. Dollar markets for the purpose of determining the SFEMC IDR Indicative Survey Rate).

"SFEMC INR Indicative Survey Rate" means that the spot rate will be the Indian rupee/U.S. dollar Specified Rate for U.S. dollars, expressed as the amount of Indian rupee per one U.S. dollar, for settlement in two Business Days, as published on SFEMC's website (www.sfemc.org) at approximately 3:30 p.m. Singapore time, or as soon thereafter as practicable. The spot rate will be calculated by SFEMC (or a service provider SFEMC may select in its sole discretion) pursuant to the SFEMC INR Indicative Survey Methodology (which means a methodology, dated as of December 1, 2004, as amended from time to time, for a centralized industry-wide survey of financial institutions that are active participants in the Indian rupee/U.S. dollar markets for the purpose of determining the SFEMC INR Indicative Survey Rate).

"SFEMC PHP INDICATIVE SURVEY RATE" means that the Spot Rate for a Rate Calculation Date will be the Philippine Peso/U.S. Dollar Specified Rate for U.S. Dollars, expressed as the amount of Philippine Pesos per one U.S. Dollar, for settlement in one Business Day, as published on SFEMC's website (www.sfemc.org) at approximately 3:30 p.m., Singapore time, or as soon thereafter as practicable, on such Rate Calculation Date. The Spot Rate will be calculated by SFEMC (or a service provider SFEMC may select in its sole discretion) pursuant to the SFEMC PHP Indicative Survey Methodology (which means a methodology, dated as of December 1, 2004, as amended from time to time, for a centralized industry-wide survey of financial institutions that are active participants in the Philippine Peso/U.S. Dollar markets for the purpose of determining the SFEMC PHP Indicative Survey Rate).

"Business Day" for purposes of the Final Valuation Date is: for USD/MYR -- Kaula Lumpur and Singapore, for USD/IDR -- Jakarta and Singapore, for
USD/INR -- Mumbai and for USD/PHP -- Manila.

The Principal Financial Center for Malaysian ringgit is Kaula Lumpur, for Indonisian rupiah is Jakarta, for Indian rupee is Mumbai, and for USD/PHP is Manila.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

Market Disruption Event -- Gold
The calculation agent will determine the XAU Spot Rate Return based on the XAU/USD spot rate as reported by Bloomberg L.P. at approximately 10:00 a.m., New York City time, on the final valuation date. If a market disruption event occurs or is continuing on the final valuation date with respect to the XAU/USD spot rate, however, the calculation agent will determine the ending price based on quotations provided by at least three major gold bullion dealers that are members of the London Bullion Market Association, which we refer to as "gold reference dealers." If the calculation agent is unable to determine the ending price on the basis of quotations provided by gold reference dealers, then the calculation agent will use the ending price on the next Gold Trading Day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than five business days.

If the final valuation date with respect to the XAU/USD spot rate is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date with respect to the XAU/USD spot rate. If it is not possible to determine the ending price at that time, either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate of the ending price that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

- a suspension, absence or material limitation of trading in gold bullion on the London Gold Market, as determined by the calculation agent in its sole discretion;

- a suspension, absence or material limitation of trading in gold futures or option contracts in the primary market for those instruments, as determined by the calculation agent in its sole discretion;

- the failure of the London Gold Market to announce or publish the London P.M. Fixing Price prior to or on the final valuation date, or a temporary or permanent discontinuance or unavailability of the London P.M. Fixing Price; and

- any other event that the calculation agent determines in its sole discretion materially interferes with the ability of UBS or the ability of any of its affiliates to unwind all or a material portion of a hedge with respect to the Notes that UBS or any of its affiliates have effected or may effect as described below under "Use of Proceeds and Hedging" on page S-30.

The following events will not be market disruption events:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

- a decision to permanently discontinue trading in gold options or futures contracts.

For this purpose, an "absence of trading" in the primary markets on which gold option or futures contracts are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In the event that the calculation agent chooses to postpone the final valuation date because of a market disruption event with respect to the XAU/USD spot rate, the final valuation date for purposes of determining the MYR Spot Rate Return, the IDR Spot Rate Return, the INR Spot Rate Return and the PHP Spot Rate Return will continue to be the final valuation date described herein without regard to the postponement of the final valuation date with respect to the XAU/USD spot rate.

"Reference Dealers" as used herein, means Citibank, N.A., Deutsche Bank A.G. and JP Morgan Chase Bank, or their successors.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

"London Gold Market" means the market in London on which the members of the London Bullion Market Association, or its successors ("LBMA"), quote prices for the buying and selling of gold.

"Gold" means gold bars or unallocated gold complying with the rules of the LBMA relating to good delivery and fineness from time to time in effect.

"Gold Trading Day" means any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London and New York.

MATURITY DATE

The maturity date will be September 28, 2009 unless that day is not a business day, in which case the maturity date will be the next following business day.

FINAL VALUATION DATE

The final valuation date is currently expected to be September 24, 2009, unless that day is not a Business Day, in which case the calculation agent will determine the most appropriate day that is a Business Day immediately preceding or immediately following the scheduled valuation date.

For a description of the possibility of a deferral of the final valuation date due to a market disruption event, see "Specific Terms of the Notes--Payment at Maturity" on page S-21.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

-  no quotation of the kind referred to above is obtained, or

- every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days' objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean any day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, business days, the default amount, the Basket Return, the Basket Starting Level, the Basket Ending Level (and any intermediate calculations necessary to arrive at the Basket Return or the Basket Ending Value), the occurrence of a market disruption event with respect to any Basket Rate, and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving spot, forward and option transactions. We reserve the right to leave any position unhedged, partially hedged or fully hedged, and to adjust the hedge from time to time in any manner we see fit.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve spot, forward and option sales or purchases.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" on page S-9 for a discussion of these adverse effects.

--------------------------------------------------------------------------------

CAPITALIZATION OF UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF JUNE 30, 2007 (UNAUDITED)                                 CHF       USD
-------------------------------------------------------------------------------
                                                                (IN MILLIONS)
Debt
  Debt issued(1)............................................  392,756   321,452
                                                              -------   -------
  Total Debt................................................  392,756   321,452
Minority Interest(2)........................................    6,139     5,024
Shareholders' Equity........................................   51,259    41,953
                                                              -------   -------
Total capitalization........................................  450,154   368,429
                                                              =======   =======

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = $0.81845 (the exchange rate in effect as of June 30, 2007).
------------
(1) Includes Money Market Paper and Medium-Term notes as per Balance Sheet position based on the remaining maturities.

(2)  Includes Trust preferred securities.

--------------------------------------------------------------------------------

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The following is a general description of certain United States tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Notes and receiving payments under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus. This discussion applies to you only if you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

-  a dealer in securities,

- a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

-  a bank,

-  a life insurance company,

-  a tax-exempt organization,

- a person that owns Notes as part of a straddle or a hedging or conversion transaction for tax purposes, or

- a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States Holder. You are a United States holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

In the opinion of Sullivan & Cromwell LLP, the Notes will be treated as a debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the "comparable yield") and then determining a payment schedule as of the issue date that

--------------------------------------------------------------------------------

would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of the Notes prior to your receipt of cash attributable to that income.

We have determined the comparable yield for the Notes is equal to  - % per
annum, compounded semiannually, with a projected payment at maturity of $   -
based on an investment of $   -   . Based upon this comparable yield, if you are
an initial holder that holds a Note until maturity and you pay your taxes on a calendar year basis, you would generally be required to pay taxes on the
following amounts of ordinary income from the Note each year: $   -   in 2007,
$   -   in 2008, and $   -   in 2009. However, if the amount you receive at
maturity is greater than $   -   , you would be required to make a positive
adjustment and increase the amount of ordinary income that you recognize in 2009 by an amount that is equal to such excess. Conversely, if the amount you receive
at maturity is less than $   -   , you would be required to make a negative
adjustment and decrease the amount of ordinary income that you recognize in 2009 by an amount that is equal to such difference. If the amount you receive at
maturity is less than $   -   , then you would recognize a net ordinary loss in
2009 in an amount equal to such difference.

You are required to use the comparable yield and projected payment schedule set forth above in determining your interest accruals in respect of the Notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the Notes, and we make no representations regarding the amount of contingent payments with respect to the Notes.

If you purchase the Notes for an amount that differs from the Notes' adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the Notes and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of the Notes will equal the Notes' original issue price plus any interest deemed to be accrued on the Notes (under the rules governing contingent payment obligations) as of the time you purchase the Notes.

If you purchase the Notes for an amount that is less than the adjusted issue price of the Notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the Notes for an amount that is greater than the adjusted issue price of the Notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

--------------------------------------------------------------------------------

You will recognize gain or loss upon the sale or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield for the Notes) and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your Notes under the rules set forth above.

Any gain you recognize upon the sale or maturity of the Notes will generally be ordinary interest income. Any loss you recognize at such time will generally be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes, and thereafter, capital loss. You will generally only be able to use such ordinary loss to offset your income in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. The deductibility of capital losses is subject to limitations.

TREASURY REGULATIONS REQUIRING DISCLOSURE OF REPORTABLE TRANSACTIONS. Treasury regulations require United States taxpayers to report certain transactions ("Reportable Transactions") on Internal Revenue Service Form 8886. An investment in the Notes or a sale of the Notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

- payments of principal and interest on a Note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

- the payment of the proceeds from the sale of a Note effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

-  fails to provide an accurate taxpayer identification number,

- is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

- in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Note that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

- the proceeds are transferred to an account maintained by you in the United States,

- the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

- the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a

--------------------------------------------------------------------------------

   United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a Note effected at a foreign office of a broker will be subject to information reporting if the broker is:

-  a United States person,

-  a controlled foreign corporation for United States tax purposes,

- a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

-  a foreign partnership, if at any time during its tax year:

    - one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

    - such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes, but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

--------------------------------------------------------------------------------

ERISA CONSIDERATIONS

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers).
Section 480(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than "adequate consideration" in connection with the transaction (the "service provider exemption"). Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

SUPPLEMENTAL PLAN OF DISTRIBUTION

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Securities to securities dealers at a discount from the original issue price of up to the underwriting discount set forth on the front cover of this prospectus supplement. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

---------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary..........   S-1
Risk Factors...........................   S-9
Operation of Gold Bullion Market.......  S-15
Hypothetical Historical Basket Level...  S-16
Value of the Notes.....................  S-20
Specific Terms of the Notes............  S-21
Use of Proceeds and Hedging............  S-30
Capitalization of UBS..................  S-31
Supplemental U.S. Tax Considerations...  S-32
ERISA Considerations...................  S-36
Supplemental Plan of Distribution......  S-37

PROSPECTUS
Introduction...........................     3
Cautionary Note Regarding Forward-
  Looking Statements...................     5
Incorporation of Information About UBS
  AG...................................     7
Where You Can Find More Information....     8
Presentation of Financial
  Information..........................     9
Limitations on Enforcement of U.S. Laws
  Against UBS AG, Its Management and
  Others...............................    10
Capitalization of UBS..................    10
UBS....................................    11
Use of Proceeds........................    13
Description of Debt Securities We May
  Offer................................    14
Description of Warrants We May Offer...    36
Legal Ownership and Book-Entry
  Issuance.............................    53
Considerations Relating to Indexed
  Securities...........................    59
Considerations Relating to Securities
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency........    62
U.S. Tax Considerations................    65
Tax Considerations Under the Laws of
  Switzerland..........................    76
ERISA Considerations...................    78
Plan of Distribution...................    79
Validity of the Securities.............    82
Experts................................    82

[UBS LOGO]

100% PRINCIPAL PROTECTION NOTES

UBS AG $    -    NOTES LINKED TO A CURRENCY AND GOLD BASKET DUE ON OR ABOUT
SEPTEMBER 28, 2009

PROSPECTUS SUPPLEMENT

SEPTEMBER  - , 2007
(TO PROSPECTUS DATED MARCH 27, 2006)

UBS FINANCIAL SERVICES INC.
UBS INVESTMENT BANK